EXHIBIT 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: November 29, 2011

Oilsands Quest Enters Into Creditor Protection Following End of Negotiations
on Wallace Creek Sale: Trading in BQI Suspended

CALGARY, ALBERTA – Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest,” “OQI” or “the Company”) has requested and obtained an Order from the Alberta Court of Queen’s Bench (the “Court”) providing creditor protection under the Companies’ Creditors Arrangement Act (Canada) ("CCAA"). While under CCAA protection, the Company will continue with its day to day operations.

On November 28, 2011, the third party that had signed a Letter of Intent to purchase the Company’s Wallace Creek asset notified Oilsands Quest that they could not meet the terms of that Letter of Intent. Negotiations on the proposed Wallace Creek sale have ended, and the Board of Directors of Oilsands Quest has therefore decided to seek CCAA protection after considering all available alternatives. The Company has been hindered in recent months by market and financial challenges, details of which will soon be available on the website www.ey.com/ca/oilsandsquest. CCAA protection stays creditors and others from enforcing rights against the Company and affords Oilsands Quest the opportunity to restructure its financial affairs. The Court has granted CCAA protection until December 21, 2011, to be further extended as required and approved by the Court.

“We made the difficult decision to seek creditor protection because we believe this step to be in the best interest of all our stakeholders,” said Garth Wong, Oilsands Quest Chief Executive Officer. “We have been actively seeking options to manage our liquidity and to raise the capital we need to proceed with developing our assets. To protect those assets and find a solution that will enable them to be developed, we are seeking options to restructure our affairs up to and including the sale of the company.”

While under CCAA protection, the Board of Directors maintains its usual role and management of the Company remains responsible for the day to day operations, under the supervision of a Court-appointed monitor, Ernst & Young Inc., who will be responsible for reviewing Oilsands Quest's ongoing operations, assisting with the development and filing of a Plan of Arrangement ("Plan") that is established by management, liaising with creditors and other stakeholders and reporting to the Court. The Board of Directors and management will be primarily responsible for determining whether a Plan for restructuring the Company’s affairs is feasible. Affected stakeholders will have an opportunity to vote on the Plan. Before the Plan is implemented it must be approved by the requisite number and value of affected stakeholders contemplated by law and approved by the Court.

CCAA protection enables the Company to continue with its day to day operations until the CCAA status changes. The implications of this process for Oilsands Quest shareholders will not be known until the end of the restructuring process. If the affected stakeholders do not approve a Plan in the manner contemplated by law, Oilsands Quest will likely be placed into receivership or bankruptcy. If by December 21, 2011, Oilsands Quest has not filed a Plan or obtained an extension of the CCAA protection, creditors and others will no longer be stayed from enforcing their rights. Oilsands Quest will issue a further press release on or before December 21, 2011 to provide an update.

The NYSE Amex ("NYSE") has halted trading in the common shares of the Company (symbol: BQI). The NYSE may proceed to delist the company for failure to meet the continued listing requirements of the NYSE as a result of the Company proceeding under the CCAA. BQI's common shares will remain suspended from trading until a delisting occurs, or until the NYSE permits the resumption of trading.

CUSIP# 678046 10 3 NYSE Amex: BQI

“We remain confident that our in situ oil sands assets will some day be developed into commercial facilities,” Mr. Wong concluded. “Oil sands development is a long-term, capital-intensive business. The timing for our planned pilot project unfortunately coincided with a downturn in the capital markets that has impacted our ability to access capital or to identify strategic alternatives to enable us to proceed. We hope that through this process, we will be able to arrive at a satisfactory solution for all our stakeholders, including our shareholders.”

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first commercial oil sands discovery.

For more information:
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

Forward-looking statements

This news release includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this news release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to the ability to raise additional capital, risks associated with the Company’s ability to implement its business plan, its ability to successfully submit a timely plan to its creditors and the court under the CCAA and to resolve its operational, legal and financial difficulties, the possible delisting of its securities from NYSE Amex, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks and those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission on September 14, 2011. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.